EXHIBIT 10.1

GENESCO INC.

SHORT-TERM INCENTIVE PLAN

1.
PURPOSE.

The purposes of the Plan are to (i) motivate and reward excellence and teamwork in achieving maximum improvement in shareholder value; (ii) provide attractive and competitive total cash compensation opportunities for exceptional corporate and business unit performance; (iii) reinforce the communication and achievement of the mission, objectives and goals of the Company; (iv) motivate managers to think strategically (long term) as well as tactically (short term); and (v) enhance the Company’s ability to attract, retain and motivate the highest caliber management team. The purposes of the Plan shall be carried out by payment to eligible participants of annual cash awards, subject to the terms and conditions of the Plan and the discretion of the Committee.

2.
DEFINITIONS.

“Affiliate” shall mean (i) any Person that, directly or indirectly, is controlled by, or controls, or is under common control with the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” means an incentive award made pursuant to the Plan.

“Award Schedule” means the Award Schedule established pursuant to Section 4.1.

“Board of Directors” means the Board of Directors of the Company.

“Business Unit” means any of the Company’s profit centers, divisions, operating segments, subsidiaries, or any combination of two or more of the foregoing, as designated by the Committee or the CEO.

“Business Unit Multiple” means, with respect to any Business Unit for a Performance Period, the multiple (which may be zero or a positive number, including a fraction) established by the Committee pursuant to Section 4.2 to be applied to a Participant’s Target Award based on the actual performance of such Business Unit relative to the applicable Performance Goals. If a Participant’s Business Unit is comprised of more than one profit center, the Business Unit Multiple for such Participant shall be the weighted average of the Business Unit Multiples for each profit center comprising the Participant’s Business Unit, with such weights determined by the CEO or, with respect to Company executive officers, the Committee, in each case prior to the beginning of the applicable Performance Period or as soon as practicable thereafter.

“CEO” means the Company’s Chief Executive Officer.

“Corporate Business Unit” means the Company as a whole.

“Corporate Multiple” means, with respect to the Corporate Business Unit for a Performance Period, the multiple (which may be zero or a positive number, including a fraction) established by the Committee pursuant to Section 4.2 to be applied to a Participant’s Target Award based on the actual performance of the Corporate Business Unit relative to the applicable Performance Goals.

“Change in Control” has the meaning given such term in the Company’s Third Amended and Restated 2020 Equity Incentive Plan, or any successor plan, each as may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors.

“Company” means Genesco Inc. and its successors.

“Data” means certain personal information about a Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social security or other identification number, salary, nationality, job title(s), any securities held in the Company or any of its subsidiaries and Affiliates, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards.

“Declared Bonus” means, with respect to each Participant for a Performance Period, the amount calculated in accordance with Section 4.3 or otherwise under the Plan.

“GAAP” means United States generally accepted accounting principles.

“Management Committee” means executives of the Company with a direct reporting relationship to the CEO.

“Participant” means an individual employee selected from time to time to participate in the Plan pursuant to Section 3.1.

“Performance Criteria” shall mean the criterion or criteria that the Committee may select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan. In such event, the Performance Criteria that will be used to establish the Performance Goal(s) shall be determined in the sole discretion of the Committee, and may include one or more qualitative or quantitative measures of performance, which may be based on the attainment of specific levels of performance of the Company (and/or one or more subsidiaries, Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing), including but not limited to, one or more of the following (any of which may be based on GAAP or non-GAAP measures): (a) net earnings or net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) net revenue or net revenue growth; (d) gross revenue or gross revenue growth; (e) gross profit or gross profit growth; (f) operating income; (g) net operating profit (before or after taxes); (h) return measures (including return on investment, assets, capital, employed capital, invested capital, equity, or sales); (i) cash flow measures (including operating cash flow, free cash flow, and cash flow return on capital), which may but are not required to be measured on a per share basis; (j) earnings before or after taxes, interest, depreciation and/or amortization; (k) gross or net operating margins; (l) productivity ratios selected by the Committee; (m) share price (including growth measures and total shareholder return); (n) expense targets or cost reduction goals; (o) general and administrative expense savings; (p) operating efficiency; (q) objective measures of customer satisfaction; (r) working capital targets; (s) measures of economic value added or other “value creation” metrics; (t) inventory control; (u) enterprise value; (v) customer retention; (w) competitive market metrics; (x) employee retention; (y) timely completion of new product rollouts; (z) timely launch of new stores or facilities; (aa) objective measures of personal targets, goals or completion of projects (including succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (bb) royalty income; (cc) same store sales (comparable sales), comparisons of continuing operations to other operations; (dd) market share; (ee) new store openings (gross or net), store remodels; (ff) cost of capital, debt leverage year-end cash position or book value; (gg) strategic objectives, development of new product lines and related revenue, sales and margin targets, co-branding or international operations; or (hh) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criterion, or used on an absolute or relative basis to measure the performance of the Company, subsidiary and/or Affiliate as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company, subsidiary and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or compared to various stock market indices. The Committee shall have sole discretion to alter the governing Performance Criteria subject to applicable laws.

“Performance Formula” shall mean, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time in its sole and absolute discretion to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, including but not limited to the occurrence of one or more of the following events: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) items that are unusual in nature or infrequently occurring as described in the Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, (g) any other specific, unusual or nonrecurring events, or objectively determinable category thereof, (h) foreign exchange gains and losses, and (i) a change in the Company’s fiscal year.

“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more time-based vesting conditions will be measured (or, over which the Performance Goals will be measured) for the purpose of determining a Participant’s right to payment of an Award.

“Performance Plan Goals” means, with respect to each Participant for a Performance Period, the individual strategic performance objectives established for such Participant pursuant to Section 4.2.2.

“Performance Plan Percentage” means, with respect to each Participant for a Performance Period, the percentage (not to exceed 100%) reflecting the Participant’s level of achievement of such Participant’s

Performance Plan Goals, as determined by the Participant’s supervisor or, in the case of the CEO, the Committee.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” means this Genesco Inc. Short-Term Incentive Plan.

“Plan Year” means the Company’s fiscal year.

“Qualified Leave” means (i) an approved medical leave of absence or (ii) any other leave provided pursuant to applicable law, including the Family and Medical Leave Act of 1993.

“Retire,” “Retirement” or similar terms mean a Participant’s voluntary resignation from service with the Company (i) after attaining 55 years of age and five years of service with the Company, or (ii) where the sum of the Participant's (x) age in years, and (y) years of continuous service with the Company, equals at least 70 years.

“SEC” means the U.S. Securities and Exchange Commission.

“Target Award” means, with respect to each Participant for a Performance Period, the target Award opportunity established by the Committee, which may be expressed as either (i) a percentage of the Participant’s base salary or (ii) a fixed dollar amount, as set forth in the applicable Award Schedule.

3.
PARTICIPATION.
3.1.
Selection of Participants. Participants shall be selected annually by the Committee upon the recommendation of the CEO from among eligible employees of the Company who serve in operational, administrative, professional, or technical capacities. The selection of an employee as a Participant eligible to receive an Award with respect to a Plan Year shall not entitle such individual to be selected as a Participant with respect to any subsequent Plan Years or Awards. Notwithstanding the foregoing, in all events the participation and Target Awards of Company executive officers shall be approved by the Committee.
3.2.
Assignment to Business Units. The CEO shall annually assign each Participant (other than the CEO) to a Business Unit. The CEO shall be a Participant in the Corporate Business Unit. For Participants whose Business Unit consists of more than one profit center, the CEO shall determine in advance of the Performance Period the relative weight to be given to the performance of each profit center in the calculation of the Declared Bonus. If a Participant is transferred to a different Business Unit during the Plan Year, such Participant shall be eligible to receive a Declared Bonus for each of the Business Units to which the Participant was assigned during the Plan Year, prorated for the amount of time worked in each assignment, unless the CEO or the Committee, as applicable, determines that a different proration is warranted in the circumstances.
3.3.
Changes in Responsibilities. In the event of a significant change in the responsibilities and duties of a Participant during a Plan Year, or such other factors as deemed relevant by the CEO, the CEO shall have the authority, in the CEO’s discretion (but subject to any approval of the Committee required for Company executive officers), to terminate the Participant’s participation in the Plan or to make such changes as the CEO or the Committee deems appropriate in one or more of (i) the Target Award the Participant is eligible to earn, (ii) the Participant’s applicable Performance Plan Goals, and (iii) the Performance Period to which the Participant’s applicable Award applies.
3.4.
Participants Added During Plan Year. A Person selected for participation in the Plan after the beginning of a Plan Year will be eligible to earn a prorated portion of the Award the Participant might have otherwise earned for a full year’s service under the Plan during that Plan Year, provided the Participant is actively employed as a Participant under the Plan for at least 120 days during the Plan Year. The amount of the Award, if any, earned by such participant for such Plan Year shall be determined by dividing the Award the Participant would have received for a full year’s service under the Plan by twelve, and multiplying the quotient by the number of full months of the Plan Year during which the employee participated in the Plan.
4.
AWARDS.
4.1.
Award Schedules. The Committee shall establish an Award Schedule for each Award granted to a Participant. The Award Schedule shall set forth the Participant’s Target Award, the Participant’s Business Unit assignment, the applicable Performance Period, the applicable Performance Criteria, the Performance Goal(s), the applicable range of Business Unit Multiples or Corporate Multiples, the weighting between the organizational and individual performance components of the Declared Bonus (if different from the default weighting set forth in Section 4.3), the Performance Formula(s), and such other information as the Committee may determine. Award Schedules may vary among Performance Periods and Participants.
4.2.
Establishment of Performance Goals and Performance Plan Goals.
4.2.1.
Performance Goals. Prior to April 30 of each Plan Year (or such other date as the Committee may determine), the Committee shall approve for each Business Unit and for the Corporate Business Unit (i) the target Performance Goals for the applicable Performance Criteria for such Plan Year, and (ii) a range of multiples, not to exceed a three times (3x) multiple, to be applied to each Participant’s Target Award based on actual performance for the Plan Year. The Business Unit Multiples and Corporate Multiples may be zero or positive and may consist of whole numbers or fractions.
4.2.2.
Performance Plan Goals. Not later than April 30 of the Plan Year (or such other date as the Committee may determine), each Participant and such Participant’s supervisor (or, with respect to the CEO, the Committee) shall agree on a set of Performance Plan Goals applicable to the Participant for the Plan Year.
4.3.
Calculation of Declared Bonus. Unless the Committee specifies an alternative Performance Formula in the applicable Award Schedule, the Declared Bonus for each Participant for a Performance Period shall be calculated as follows: (i) the product of (A) seventy-five percent (75%) of the Participant’s Target Award, multiplied by (B) the applicable Business Unit Multiple or Corporate Multiple (as applicable); plus (ii) the product of (A) twenty-five percent (25%) of the Participant’s Target Award, multiplied by (B) the applicable Business Unit Multiple or Corporate Multiple (as applicable) multiplied by (C) the Participant’s Performance Plan Percentage. The Committee shall retain sole and absolute discretion to reduce (but not increase) any Declared Bonus as so calculated in order to further the purposes of the Plan.
4.4.
Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that the applicable conditions of such Award are satisfied. As soon as practicable after the close of each Performance Period, the Committee shall review and determine (a) the Business Unit Multiple and Corporate Multiple for such Performance Period, (b) each Participant’s Performance Plan Percentage, and (c) the Declared Bonus earned by each Participant for such Performance Period. The Committee’s determinations with respect to the foregoing shall be final and binding on all Participants.
4.5.
Payment of Awards. Awards shall be paid in a lump sum cash payment as soon as practicable after the amount thereof has been determined in accordance with Section 4.4, but in no event later than the fifteenth (15th) day of the third month following the Plan Year for which the Award relates (or by such later date as would still qualify as a short-term deferral for purposes of Section 409A of the Code). The Committee may, subject to such terms and conditions as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Section 409A of the Code. Notwithstanding the foregoing, to the extent an amount was intended to be paid so as to qualify as a short-term deferral under Section 409A of the Code and the applicable regulations, then such payment may be delayed if the requirements of Treasury Regulation 1.409A-1(b)(4)(ii) are met. A Participant’s right to payment of an Award in the event of a Change in Control, if any, shall be as set forth in a change-in-control or similar agreement by and between the Participant and the Company.
5.
TERMINATION OF EMPLOYMENT; ELIGIBILITY.
5.1.
General Eligibility. Subject to the express exceptions set forth in this Section 5 and as otherwise determined by the Committee, only Participants who are full-time, active employees on the last day of a Performance Period and who have been full-time, active employees for at least 120 days during the Performance Period shall be eligible to receive a Declared Bonus with respect to that Performance Period.
5.2.
Death or Retirement. In the event a Participant was an active, full-time employee for at least 120 days during the Performance Period and Retired or died while employed by the Company during the Performance Period, such Participant (or, as applicable, the estate of such Participant) shall receive a Declared Bonus in an amount determined by dividing the amount of the Declared Bonus such Participant would have received for a full Performance Period based on actual Company performance by twelve and multiplying such quotient by the number of full months of the Performance Period during which the Participant was classified in the Company's payroll system as an active, full-time employee.

5.3.
Leave. A Participant who has been an active, full-time employee for at least 120 days during the Performance Period and (i) who is on Qualified Leave on the last day of the Performance Period, or (ii) who is an active, full-time employee on the last day of the Performance Period but has taken Qualified Leave during the Performance Period, shall receive a Declared Bonus in an amount determined by dividing the amount of the Declared Bonus such Participant would have received for a full Performance Period based on actual Company performance by twelve and multiplying the quotient by the number of full months of the Performance Period during which such Participant was an active, full-time employee plus the first sixteen weeks of Qualified Leave taken by such Participant during the Performance Period.

A Participant who has been an active, full-time employee for at least 120 days during the Performance Period and is an active, full-time employee on the last day of the Performance Period, but who has been on unpaid leave other than Qualified Leave during the Performance Period, shall receive a Declared Bonus in an amount determined by dividing the amount of the Declared Bonus such Participant would have received for a full Performance Period based on actual Company performance by twelve and multiplying the quotient by the number of full months of the Performance Period during which such Participant was an active, full-time employee.

6.
ADMINISTRATION.
6.1.
In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.
6.2.
Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.
6.3.
Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.
6.4.
Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Participant eligibility or the amount, timing or other material terms of Awards.
6.5.
Books and Records. The Committee, and others to whom the Committee has delegated such duties, shall keep a record of all proceedings and actions related to the Plan and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan, as determined by the Committee in its discretion.
6.6.
Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, it is intended that the Plan be exempt from or otherwise comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with this Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding any provision of the Plan to the contrary and only to the extent required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code, if any Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Award that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Participant’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. Unless otherwise provided by the Committee, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (i) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code or (ii) a disability, no such acceleration shall be permitted unless the disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.
7.
MISCELLANEOUS.
7.1.
Non-assignability. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7.2.
Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.
7.3.
Amendment or Termination of the Plan. The Plan may be amended or terminated by the Board of Directors in any respect at any time.
7.4.
Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding.
7.5.
Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.
7.6.
Unfunded Plan. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.
7.7.
Limits of Liability. No member of the Board of Directors, the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made under the Plan or any Award and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal)

binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Restated Charter or Second Amended and Restated Bylaws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Restated Charter or Second Amended and Restated Bylaws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
7.8.
No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.
7.9.
Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.
7.10.
Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.
7.11.
Applicable Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award shall be determined in accordance with the laws of the State of Tennessee.
7.12.
Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Data by and among, as applicable, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company and its subsidiaries and affiliates may hold certain Data about a Participant. The Company and its subsidiaries and affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of a Participant’s participation in the Plan, and the Company and its subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.
7.13.
Effective Date/Term. The Plan became effective on April 7, 2026, for the 2027 Plan Year. The Plan shall remain in effect in accordance with its terms unless amended or terminated in accordance with Section 7.3.
7.14.
Binding Effect. The obligations of the Company under the Plan shall be binding on any successor corporation or organization resulting from a merger, consolidation or other reorganization of the Company, or upon any corporation or organization that succeeds to substantially all of the assets or business of the Company. If the subject matter of this Section 7.14 is covered by a change-in-control agreement or similar agreement which is more favorable to the Participant than this Section 7.14, such other agreement shall govern to the extent applicable and to the extent inconsistent herewith.
7.15.
Forfeiture Events. The Committee may specify in an Award, or any grant agreement, that an employee’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, recoupment, or additional restrictions in the reasonable discretion of the Committee, upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. In addition to the foregoing, any Participant whose performance is found to be unsatisfactory or who shall have violated in any material respect the Company’s Policy on Legal Compliance and Ethical Business Practices shall not be eligible to receive an Award under the Plan for the applicable Plan Year. Any such Participant shall be eligible to be considered for reinstatement to the Plan in subsequent Plan Years. Any determination of unsatisfactory performance or of violation of the Company’s Policy on Legal Compliance and Ethical Business Practices shall be made by (i) the CEO or (ii) the Committee with respect to Company executive officers or members of the Company’s Management Committee. Participants who are found ineligible for participation in a Plan Year due to unsatisfactory performance will be so notified in writing prior to October 31 of the Plan Year. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company to the extent that such Participant is, or in the future becomes, subject to (i) any “clawback” or recoupment policy adopted by the Company or any Affiliate thereof to comply with the requirements of any applicable laws, rules or regulations, including pursuant to rules adopted by the SEC and/or the New York Stock Exchange pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or otherwise, as such policy may be amended from time to time, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002. The Company may utilize any method of recovery specified in its policies in connection with any Award recoupment pursuant to the terms of its policies.